Exhibit 99.1

FOR IMMEDIATE RELEASE
NICHOLAS Nicholas Financial, Inc. Corporate Headquarters 2454 McMullen-Booth Rd. Building C, Suite 501 Clearwater, FL 33759	Contact:	Kelly Malson CFO Ph # 727-726-0763	NASDAQ: NICK Web site: www.nicholasfinancial.com

Nicholas Financial Reports

1st Quarter Results

•	Operating income increases 51% year-over-year

•	Net charge off percentage decrease to 8.80%

•	Accounts 61+ days delinquent decreased to 3.6%, excluding Chapter 13 bankruptcy accounts

•	New CFO hired during the quarter

•	RSM US, LLP appointed as Independent Registered Public Accounting Firm

August 2, 2018 – Clearwater, Florida – Nicholas Financial, Inc. (NASDAQ: NICK) announced that its net income for the three months ending June 30, 2018 was $1.4 million compared to $0.8 million for the three months ending June 30, 2017. Diluted net earnings per share increased to $0.18 for the three months ended June 30, 2018 as compared to $0.10 for the three months ended June 30, 2017. Although, revenue decreased 15.5% to $18.8 million for the three months ended June 30, 2018 as compared to $22.2 million for the three months ended June 30, 2017, the Company’s operating income before income taxes increased for the three months ending June 30, 2018 to $2.0 million compared to $1.3 million for the three months ending June 30, 2017.

“Although we have a long way to go and much more to accomplish, we are pleased with the significant headway we have made thus far,” commented Doug Marohn, President and CEO. “We improved overall operating results in the first quarter and reduced delinquency and charge-off performance year-over-year, which allowed for us to enjoy a nice increase to the bottom line. We not only improved our financial results over the first quarter of fiscal 2018, but also surpassed our internal expectations. Our focus on financing primary transportation to and from work for the subprime borrower continues to contribute to improved metrics in terms of increased yield, smaller amounts financed and shorter terms.”

The Company began modifying its underwriting guidelines half way through fiscal 2018, to improve the quality of contracts being purchased. These changes led to a decrease in the dollar amount of Contracts purchased by approximately $5.0 million, or 18.4%, during the three months ended June 30, 2018 as compared to the three months ended June 30, 2017. However, the number of Contracts purchased only decreased by 176, or 7.5%, over the same period of time. The revenue decrease during the three months ended June 30, 2018 as compared to the three months ended June 30, 2017, was a result of this reduction in Contracts. With tighter underwriting guidelines and a decreasing portfolio, the Company’s provision for credit losses saw a 44.4% improvement for the three months ended June 30, 2018 compared to the three months ended June 30, 2017.

Fiscal Year /Quarter	Number of Contracts purchased	Principal Amount purchased	Average Financed	Average APR*	Average Discount%*	Average Term*
2019
1	2,173	22,173,011	10,204	23.69%	8.32%	48
2018	9,767	109,575,099	11,219	22.4%	7.4%	54
4	2,814	29,253,725	10,396	23.3%	7.9%	50
3	2,365	27,378,449	11,577	21.7%	6.9%	54
2	2,239	25,782,056	11,515	22.0%	7.3%	55
1	2,349	27,160,869	11,563	22.3%	7.6%	55
2017	14,619	171,941,206	11,693	22.2%	7.1%	57
4	3,677	42,629,274	11,593	22.3%	7.3%	56
3	3,846	45,941,459	11,945	22.0%	6.9%	57
2	3,592	41,540,401	11,565	22.3%	7.0%	57
1	3,504	40,830,072	11,609	22.4%	7.2%	57

*The averages included in the table are calculated as a simple average.

“In addition to our improved operating control, we continue to revamp our corporate operations to build for the future. In this past quarter we were able to bring in our new CFO, Kelly Malson, and the Audit Committee appointed RSM US, LLP, as our independent registered public accounting firm” added Marohn. “We will continue to remain dedicated to the branch-based model but will also continuously evaluate all aspects of our operations to try and find more and better ways to meet the increasing challenges posed by the competitive market.”

Nicholas Financial, Inc. is one of the largest publicly-traded specialty consumer finance companies in North America. The Company operates branch locations in both Southeastern and Midwestern U.S. states. The Company has approximately 7.9 million shares of voting common stock outstanding. For an index of Nicholas Financial, Inc.’s news releases or to obtain a specific release, visit our web site at www.nicholasfinancial.com.

Except for the historical information contained herein, the matters discussed in this news release include forward-looking statements that involve risks and uncertainties including risk relating to competition and our ability to increase and maintain yield and profitability at desirable levels, as well as risks relating to general economic conditions, access to bank financing, and other risks detailed from time to time in the Company’s filings and reports with the Securities and Exchange Commission including the Company’s Annual Report on Form 10-K for the year ended March 31, 2018. Such statements are based on the beliefs of Company management as well as assumptions made by and information currently available to Company management. Actual events or results may differ materially from those anticipated, estimated or expect. All forward-looking statements and cautionary statements included in this document are made as of the date hereof based on information available to the Company as of the date hereof, and the Company assumes no obligation to update any forward looking statement or cautionary statement.

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Nicholas Financial, Inc.

Condensed Consolidated Statements of Income

(Unaudited, Dollars in Thousands, Except Share and Per Share Amounts)

	Three months ended June 30,
	2018	2017
Revenue:
Interest and fee income on finance receivables	$18,759	$22,198
Expenses:
Operating	8,801	8,669
Provision for credit losses	5,426	9,752
Interest expense	2,540	2,455
Change in fair value of interest rate swaps	—	9

	16,767	20,885
Operating income before income taxes	1,992	1,313
Income tax expense	572	500

Net income	$1,420	$813

Earnings per share:
Basic	$0.18	$0.10

Diluted	$0.18	$0.10

Condensed Consolidated Balance Sheets

(Unaudited, In Thousands)

	June 30, 2018	March 31, 2018
Cash	$4,981	$2,626
Finance receivables, net	256,590	269,876
Deferred income taxes	5,966	6,289
Other assets	5,373	5,371

Total assets	$272,910	$284,162

Line of credit	$151,000	$165,750
Other liabilities	11,922	9,975

Total liabilities	162,922	175,725
Shareholders’ equity	109,988	108,437

Total liabilities and shareholders’ equity	$272,910	$284,162

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	Three months ended June 30, (In thousands)
Portfolio Summary	2018	2017
Average finance receivables (1)	$296,502	$346,277

Average indebtedness (2)	$162,226	$210,494

Interest and fee income on finance receivables	$18,758	$22,198
Interest expense	2,540	2,455

Net interest and fee income on finance receivables	$16,218	$19,743

Gross portfolio yield (3)	25.31%	25.64%
Interest expense as a percentage of average finance receivables	3.43%	2.84%
Provision for credit losses as a percentage of average finance receivables	7.32%	11.26%

Net portfolio yield (3)	14.56%	11.54%
operating expenses as a percentage of average finance receivables	11.87%	10.01%

Pre-tax yield as a percentage of average finance receivables (4)	2.59%	1.53%

Write-off to liquidation (5)	10.90%	12.16%
Net charge-off percentage (6)	8.80%	9.54%
Allowance percentage (7)	6.43%	5.53%

Note: All three-month statement of income performance indicators expressed as percentages have been annualized.

(1)	Average finance receivables.

(2)	Average indebtedness represents the average outstanding borrowings under the Line.

(3)	Gross portfolio yield represents interest and fee income on finance receivables as a percentage of average finance receivables. Net portfolio yield represents (a) interest and fee income on finance receivables minus (b) interest expense minus (c) the provision for credit losses, as a percentage of average finance receivables.

(4)	Pre-tax yield represents net portfolio yield minus operating expenses (marketing, salaries, employee benefits, depreciation, and administrative), as a percentage of average finance receivables.

(5)	Write-off to liquidation percentage is defined as net charge-offs divided by liquidation. Liquidation is defined as beginning receivable balance plus current period purchases and originations minus ending receivable balance.

(6)	Net charge-off percentage represents net charge-offs (charge-offs less recoveries) divided by average finance receivables outstanding during the period.

(7)	Allowance percentage represents the allowance for credit losses divided by average finance receivables outstanding during the period.

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The following tables present certain information regarding the delinquency rates experienced by the Company with respect to automobile finance installment contracts (“Contracts”) and direct consumer loans (“Direct Loans”), excluding any Chapter 13 bankruptcy accounts:

(In thousands, except percentages)

Contracts	Balance Outstanding	31 – 60 days	61 – 90 days	91 – 120 days	Over 120 days	Total
June 30, 2018	$275,326	$17,333	$6,281	$2,074	$1,704	$27,392
		6.30%	2.28%	0.75%	0.62%	9.95%
June 30, 2017	$326,518	$21,490	$10,095	$4,208	$3,138	$38,931
		6.65%	3.12%	1.30%	0.97%	12.04%

Direct Loans	Balance Outstanding	31 – 60 days	61 – 90 days	Over 90 days	Over 120 days	Total
June 30, 2018	$7,522	$171	$83	$32	$115	$401
		2.28%	1.10%	0.43%	1.52%	5.33%
June 30, 2017	$8,259	$237	$81	$48	$71	$437
		2.87%	0.98%	0.58%	0.86	5.29%

The following table presents selected information on Contracts purchased by the Company(1):

	Three months ended June 30, 2018, (Purchases in thousands)
Contracts	2018	2017
Purchases	$22,173	$27,161
Weighted APR	23.55%	22.31%
Weighted Average discount	8.19%	7.56%
Weighted average term (months)	49	55
Average loan	$10,204	$11,563
Number of contracts	2,173	2,349

The following table presents selected information on the entire Contract portfolio of the Company(1):

	As of June 30,
Portfolio	2018	2017
Weighted APR	22.38%	22.34%
Weighted average discount	7.44%	7.38%
Weighted average term (months)	54	57
Number of active contracts	32,069	36,174

(1)	The table does not include any selected information on Direct Loans; which only accounts for approximately 5% of the Company’s total receivable portfolio.

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